EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-105706, 333-034092 and 033-080663 of The Hartford Financial Services Group, Inc. on Form S-8 of our report dated June 25, 2008 appearing in this Annual Report on Form 11-K of The Hartford Investment and Savings Plan for the year ended December 31, 2007.
DELOITTE & TOUCHE LLP
Hartford, Connecticut
June 25, 2008